Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

VAPE HOLDINGS, INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board”) of Vape Holdings, Inc., a Delaware corporation (the “Company”), by unanimous written consent of all Directors of the Company pursuant to § 141 of the General Corporation Law of the State of Delaware:

RESOLVED, that pursuant to the authority conferred on the Board by the Company’s Certificate of Incorporation, the issuance of a series of preferred stock, par value $0.00001 per share, of the Company which shall consist of 30,000,000 shares of convertible preferred stock be, and the same hereby is, authorized; and the Chairman and Chief Executive Officer of the Company be, and he hereby is, authorized and directed to execute and file with the Secretary of State of the State of Delaware a Certificate of Designation of Preferred Stock of the Company fixing the designations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Company’s preferred stock), as follows:

1.	Authorized Amount of Preferred Stock

There are 100,000,000 shares of Preferred Stock authorized for the Company by the Articles of Incorporation, with par value of $0.00001 per share.

2.	Authorized Amount of Series B Preferred Stock

There is hereby authorized 30,000,000 shares of Series B Preferred Stock (“Series B”), subject to this Certificate of Designation (“Certificate”). There shall be no additional Series B Shares authorized or issued.

3.	Dividend Rights

The Series B shares shall be entitled to receive a dividend equal to any and all dividends authorized by the Company to holders of the Company’s common shares on a pro rata basis. Company currently has no plans to declare or pay a dividend of any kind.

4.	Liquidation Preference

(a)       In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holder of Series B shall be preferred in order of payment to the holders of the Company’s common stock at a rate par value per Series B share.

(b)       A consolidation or merger of the Company with or into any other company or companies, or a sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction (including a merger or other reorganization) or series of related transactions in which more than fifty percent of the voting power of the Company is disposed of, shall be considered to be a liquidation, dissolution or winding up within the meaning of this section 4.

5.	Rank

All shares of Series B shall rank (i) senior to the Company’s Common Stock, (ii) pari passu with all other series of preferred stock whether currently outstanding or hereafter created, including the Series A Preferred Stock, and specifically ranking, by its terms, on par with Series B, and (iii) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Series B, in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

6.	Conversion

The 30,000,000 Shares of Series B shall be convertible into shares of Common Stock of the Company at the option of the holder on a one-for-one (1 for 1) basis (the “Conversion Shares”).

The term "Common Stock" as used in this Section shall mean the shares of the Common Stock of the Company, authorized at the date of the initial issuance of the Series B or, in case of a reclassification or exchange of such Common Stock, shares of the stock into or for which such Common Stock shall be reclassified or exchanged and all provisions of this section 6 shall be applied appropriately thereto and to any stock resulting from any subsequent reclassification or exchange thereof.

6.	Voting Rights

Each share of Series B shall be entitled to five (5) votes for every one (1) vote entitled to each share of Common Stock. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Series B shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Company’s Certificate of Incorporation or bylaws.

7.	Securities Not Registered Under the Securities Act of 1933.

Neither the Preferred Stock nor the Series B has been registered under the Securities Act of 1933, as amended, or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration. The share of Series B and each preferred stock certificate issued upon the transfer of any such share of Series B, shall be stamped or otherwise imprinted with a legend in substantially the following form:

2

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXECPT (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (ii) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTATION UNDER THE SECURITIES ACT BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE COMPANY, OR OTHER COUNSEL REASONABLY ACCEPTABLE TO THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR SIMILAR SECURITIES LAW.”

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned Chairman and Chief Executive Officer as of December _9_, 2015.

By:	/s/ Kyle Tracey
Kyle Tracey
Chairman, Chief Executive Officer

The undersigned further declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in the foregoing Certificate are true and correct of his own knowledge. Executed at Chatsworth, California on this _9__ day of December, 2015.

By:	/s/ Kyle Tracey
Kyle Tracey
Chairman, Chief Executive Officer

3